Agreement and Plan of Merger

This Agreement and Plan of Merger, dated as of February 5, 2010 (this “Agreement”), is by and among Execuserve Corp., a Virginia corporation (the “Company”), Compliance Systems Corporation, a Nevada corporation (“Parent”), CSC/Execuserve Acquisition Corp., a Virginia corporation and wholly-owned subsidiary of Parent (“Sub”), W. Thomas Eley, an individual residing in the State of Virginia, the holder of 414,425 shares of the Class A Voting Common Stock, zero par value per share (the “Company Common Stock”), of the Company and the President and Chairman of the Board of the Company (“Eley”), James A. Robinson, Jr., an individual residing in the State of Virginia, the holder of one share of Company Common Stock and the Vice President of the Company (“Robinson”), and Robin Rennockl, an individual residing in the State of Virginia, the holder of 182,325 shares of Company Common Stock and the Vice President and Secretary of the Company (“Rennockl” and, collectively with Eley and Robinson, the “Significant Shareholders”).

WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

1.1.         Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Acquisition Proposal” means any offer or proposal made by any Person or Persons, other than Parent, Sub or any Affiliate of Parent or Sub, to acquire, other than in the transactions contemplated by this Agreement, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 10% or more of the Company Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) 10% or more of the assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” has the meaning assigned to such capitalized term in Rule l2b-2 of the Exchange Act.

“Agile” has the meaning assigned to such capitalized term in paragraph 7.2(h) of this Agreement.

“Agreement” has the meaning assigned to such capitalized term in the Preamble to this Agreement.

“Applicable Merger Exchange Ratio” means the Common Stock Merger Exchange Ratio, with respect to the exchange of Company Common Stock Merger Shares for shares of Company Common Stock; Series A Preferred Stock Merger Exchange Ratio, with respect to the exchange of Company Series A Preferred Stock Merger Shares for shares of Company Series A Preferred Stock; and Series B Preferred Stock Merger Exchange Ratio, with respect to the exchange of Company Series B Preferred Stock Merger Shares for shares of Company Series B Preferred Stock

“Articles of Merger” has the meaning assigned to such capitalized term in section 2.2 of this Agreement.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

"Cap Amount" has the meaning assigned to such capitalized term in section 10.2 of this Agreement.

“Certificate” has the meaning assigned to such capitalized term in section 3.1(f) of this Agreement.

“Change of Recommendation” has the meaning assigned to such capitalized term in paragraph 6.3(d) of this Agreement.

“Closing” has the meaning assigned to such capitalized term in section 2.3 of this Agreement.

“Closing Date” has the meaning assigned to such capitalized term in section 2.3 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection and Use” has the meaning assigned to such capitalized term in paragraph 4.11(g) of this Agreement.

“Common Stock Merger Exchange Ratio” has the meaning assigned to such capitalized term in paragraph 3.1(a).

“Company” has the meaning assigned to such capitalized term in the Preamble.

“Company Authorized Committee” has the meaning assigned to such capitalized term in paragraph 6.3(b) of this Agreement.

“Company Common Stock” has the meaning assigned to such capitalized term in the Preamble.

“Company Common Stock Merger Share” has the meaning assigned to such capitalized term in paragraph 3.1(a) of this Agreement.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Financial Statements” has the meaning assigned to such capitalized term in section 4.5 of this Agreement.

“Company Indemnified Parties” has the meaning assigned to such capitalized term in section 10.3 of this Agreement.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or continuing operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided, further, however, that any change or effect resulting from (A) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including any cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees), (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (C) changes in GAAP,  changes in the interpretation of GAAP or changes in the accounting rules and regulations of the SEC, (D) any other action required by Law, contemplated by this Agreement or taken at the request of Parent or Sub, (E) any litigation brought or threatened by shareholders of either the Company or Parent (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with this Agreement, (F) any changes in Law, (G) any action required to comply with the rules and regulations of the SEC or the SEC comment process, (H) in and of itself, any decrease in the market price or trading volume of the Company Common Stock, (I) in and of itself, any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts or (J) the failure of Parent to consent to any of the actions proscribed in section 6.1 of this Agreement where such failure to consent would be unreasonable, shall also be excluded from the determination of Company Material Adverse Effect.

“Company Option” has the meaning assigned to such capitalized term in section 3.4(a) of this Agreement.

“Company Option Plans” means the Company’s 2005 Stock Plan.

“Company Option Waiver” has the meaning assigned to such capitalized term in section 4.18 of this Agreement.

“Company Option Waiver Agreement” has the meaning assigned to such capitalized term in section 4.18 of this Agreement.

“Company Recommendation” has the meaning assigned to such capitalized term in section 6.7 of this Agreement.

“Company Series A Preferred Stock” has the meaning assigned to such capitalized term in section 3.1(b) of this Agreement.

“Company Series A Preferred Stock Merger Share” has the meaning assigned to such capitalized term in section 3.1(b) of this Agreement.

“Company Series B Preferred Stock” has the meaning assigned to such capitalized term in section 3.1(c) of this Agreement.

“Company Series B Preferred Stock Merger Share” has the meaning assigned to such capitalized term in section 3.1(c) of this Agreement.

 “Company Shareholder Approval” has the meaning assigned to such capitalized term in section 4.14 of this Agreement.

“Confidentiality Agreement” has the meaning assigned to such capitalized term in paragraph 6.3(b) of this Agreement.

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation, in each case, whether oral or written.

“Conversion Debt” has the meaning assigned to such capitalized term in section 4.16 of this Agreement.

“Conversion Debt Exchange Share” has the meaning assigned to such capitalized term in paragraph 7.3(h) of this Agreement.

“Conversion Debt Exchange Share Certificate” has the meaning assigned to such capitalized term in paragraph 7.3(h) of this Agreement.

“Conversion Debt Holder” has the meaning assigned to such capitalized term in section 4.16 of this Agreement.

“Conversion Debt Exchange Agreement” has the meaning assigned to such capitalized term in section 4.16 of this Agreement.

“Cusick” means The 2000 J. Rick and Doreen Cusick Trust.

“Cusick Bridge Note” has the meaning assigned to such capitalized term in the definition of Cusick Debt contained in this Agreement.

“Cusick Debt” has the meaning assigned to such capitalized term in paragraph 7.2(j) of this Agreement.  For the purposes of this Agreement, the term Cusick Debt shall only include the one-half of the debt evidenced by the Company’s Bridge Note in the principal amount of $50,000 (the “Cusick Bridge Note”) issued to Cusick on September 30, 2005.

“Cusick Shares” has the meaning assigned to such capitalized term in paragraph 7.3(e) of this Agreement.

“Customer Information” has the meaning assigned to such capitalized term in paragraph 4.11(g) of this Agreement.

“Dissenting Shares” has the meaning assigned to such capitalized term in paragraph 3.3(a) of this Agreement.

“Effective Time” has the meaning assigned to such capitalized term in section 2.2 of this Agreement.

“Eley” has the meaning assigned to such capitalization term in the Preamble to this Agreement.

"Eley and Robinson Notes" has the meaning assigned to such capitalized term in section 10.2 of this Agreement.

“Employees” has the meaning assigned to such capitalized term in clause (h) of section 6.1 of this Agreement.

“Environmental Laws” mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded License” is any license that requires, as a condition of modification or distribution of software subject to the Excluded License, that (a) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (b) such software or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty-free basis (including for the purpose of making additional copies or derivative works).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means an “officer” of the Company as such term is defined for purposes of Section 16 of the Exchange Act.

“GAAP” has the meaning assigned to such capitalized term in section 4.5 of this Agreement.

“Governmental Entity” has the meaning assigned to such capitalized term in section 4.4 of this Agreement.

“Indemnified Parties” has the meaning assigned to such capitalized term in paragraph 6.6(a) of this Agreement.

“Insured Parties” has the meaning assigned to such capitalized term in paragraph 6.6(b) of this Agreement.

“Intellectual Property” means all rights in patents, patent applications, inventions, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, comments, specifications, data, databases, data collections, customer and supplier lists, designs, rights of publicity and moral rights, and other intellectual property and proprietary rights, other than off-the-shelf computer programs.

“Insured Parties” has the meaning assigned to such capitalized term in paragraph 6.6(b).

“Knowledge” means such facts and other information that as of the date of determination are actually known to the chief executive officer, chief financial officer, general counsel or any division president (or equivalent position) of the referenced party.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“License-In Agreements” has the meaning assigned to such capitalized term in paragraph 4.11(b) of this Agreement.

“Losses” has the meaning assigned to such capitalized term in section 10.2 of this Agreement.

“Material Contract” has the meaning assigned to such capitalized term in paragraph 4.8(a) of this Agreement.

“Merger” has the meaning assigned to such capitalized term in section 2.1 of this Agreement.

“Merger Consideration” means the right to receive Company Common Stock Merger Shares pursuant to paragraph 3.1(a) of this Agreement (with respect to shares of Company Common Stock immediately prior to the Effective Time), Company Series A Preferred Stock Merger Shares pursuant to paragraph 3.1(b) of this Agreement (with respect to shares of Company Series A Preferred Stock immediately prior to the Effective Time) and/or Company Series B Preferred Stock Merger Shares pursuant to paragraph 3.1(c) of this Agreement (with respect to shares of Company Series B Preferred Stock immediately prior to the Effective Time).

“NRS” means Chapters 78 (Private Corporations) and 92A (Mergers, Conversions, Exchanges and Domestications) of the Nevada Revised Statutes.

“Parent” has the meaning assigned to such capitalized term in the Preamble of this Agreement.

“Parent Common Stock” shall mean the Common Stock, par value $0.001 per share, of Parent.

“Parent Indemnified Parties” has the meaning assigned to such capitalized term in section 10.2 of this Agreement.

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, (i) the business, financial condition or operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Sub to consummate the transactions contemplated hereby; provided, however, that the effects of changes that are generally applicable to (x) the industries or markets in which Parent and its Subsidiaries operate, (y) the United States economy or (z) the United States securities markets shall be excluded from the determination of Parent Material Adverse Effect; provided, further, however, that any adverse effect on Parent and its Subsidiaries resulting from the execution of this Agreement, the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement shall also be excluded from the determination of Parent Material Adverse Effect.

“Parent SEC Reports” has the meaning assigned to such capitalized term in section 5.4 of this Agreement.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Representatives” has the meaning assigned to such capitalized term in section 6.2 of this Agreement.

“Rennockl” has the meaning assigned to such capitalized term in the Preamble.

“Retention Agreements” has the meaning assigned to such capitalized term in section 6.4(a) of this Agreement.

“Retention Share” has the meaning assigned to such capitalized term in section 7.3(f) of this Agreement.

“Robinson” has the meaning assigned to such capitalized term in the Preamble.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock Merger Exchange Ratio” has the meaning assigned to such capitalized term in paragraph 3.1(b).

“Series B Preferred Stock Merger Exchange Ratio” has the meaning assigned to such capitalized term in paragraph 3.1(c).

“Significant Shareholders” has the meaning assigned to such capitalized term in the Preamble of this Agreement.

"Significant Shareholders Stock" has the meaning assigned to such capitalized term in section 10.2 of this Agreement.

“Sub” has the meaning assigned to such capitalized term in the Preamble.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Substituted Parent Option” has the meaning assigned to such capitalized term in paragraph 3.4(a) of this Agreement.

“Summit” has the meaning assigned to such capitalized term in Section 5.7 of this Agreement.

“Superior Proposal” means any unsolicited written Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of Company, on terms which the Company’s board of directors determines, after consultation with such board’s financial advisor, to be more favorable to the Company and the Company’s shareholders than the transactions contemplated by this Agreement.

“Surviving Corporation” has the meaning assigned to such capitalized term in section 2.1 of this Agreement.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any other taxing authority (whether domestic or foreign, including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” has the meaning assigned to such capitalized term in clause 8.1(b)(i) of this Agreement.

“Third Party Claim” has the meaning assigned to such capitalized term in paragraph 10.4(a) of this Agreement.

“Third Party Claim Indemnified Party” has the meaning assigned to such capitalized term in paragraph 10.4(a) of this Agreement.

“Third Party Claim Indemnifier” has the meaning assigned to such capitalized term in paragraph 10.4(a) of this Agreement.

“United States” means the United States of America.

“Virginia Commission” means the State Corporation Commission of Virginia.

“VSCA” means the Virginia Stock Corporation Act, as amended (Sections 13.1-601 through 13.1 – 800 of the Virginia Code).

1.2.         Other Definitional Provisions; Interpretation.

(a)           Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(b)           Words describing the singular number shall be deemed to include the plural and vice versa; words denoting any gender shall be deemed to include all genders; and words denoting natural persons shall be deemed to include business entities and vice versa.

(c)           Capitalized terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II
THE MERGER

2.1.         The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the VSCA, at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall, from and after the Effective Time, have the effects set forth in Section 13.1-721 of the VSCA and other applicable Law.

2.2.         Effective Time.  Parent, Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Virginia Commission for filing as provided in the VSCA, and shall make all other deliveries, filings or recordings required by the VSCA in connection with the Merger.  The Merger shall become effective on the date on which the Articles of Merger have been accepted for filing by the Virginia Commission and the Virginia Commission shall have issued a Certificate of Merger in accordance with the VSCA, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the VSCA, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

2.3.         Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 A.M., local time, on a date to be specified by the parties, which shall be no later than two Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Moritt Hock Hamroff & Horowitz LLP, located at 400 Garden City Plaza, Garden City, New York, unless another time, date or place is agreed to in writing by the parties to this Agreement (such date on which the Closing is to take place being the “Closing Date”).

2.4.         Articles of Incorporation and Bylaws of the Surviving Corporation.

(a)           The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall, as of the Effective Time, be amended and restated in full to be the same as the articles of incorporation of Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation shall be “Execuserve Corp.” and the registered agent shall be Robinson, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation.

(b)           The bylaws of the Company, as in effect immediately prior to the Effective Time, shall, as of the Effective Time, be amended and restated in full to be the same as the bylaws of Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation shall be “Execuserve Corp.” and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by Law, articles of incorporation of the Surviving Corporation and such bylaws.

2.5.         Directors and Officers of the Surviving Corporation.  Each of the directors of Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until his/her successors shall have been duly elected or appointed  or until his/her earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly appointed or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

ARTICLE III
CONVERSION OF SHARES

3.1.         Conversion of Shares.

(a)           At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to paragraph 3.1(e) of this Agreement and Dissenting Shares, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 5.75016889 shares (each, a “Company Common Stock Merger Share”) of Parent Common Stock (the “Common Stock Merger Exchange Ratio”).

(b)           At the Effective Time, each share of the Series A Convertible Preferred Stock, par value $0.001 per share (the “Company Series A Preferred Stock”), of the Company issued and outstanding immediately prior to the Effective Time (other than shares of Company Series A Preferred Stock to be cancelled pursuant to paragraph 3.1(e) of this Agreement and Dissenting Shares, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 10.81031254 shares (each, a “Company Series A Preferred Stock Merger Share”) of Parent Common Stock (the “Series A Preferred Stock Merger Exchange Ratio”).

(c)           At the Effective Time, each share of the Series B Convertible Preferred Stock, par value $0.001 per share (the “Company Series B Preferred Stock”), of the Company issued and outstanding immediately prior to the Effective Time (other than shares of Company Series B Preferred Stock to be cancelled pursuant to paragraph 3.1(e) of this Agreement and Dissenting Shares, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 10.81031254 shares (each, a “Company Series B Preferred Stock Merger Share”) of Parent Common Stock (the “Series B Preferred Stock Merger Exchange Ratio”).

(d)           Each share of the common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and non-assessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(e)           All shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock and that are owned by the Company as treasury stock and any shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f)           At the Effective Time, each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock converted into the right to receive the applicable Merger Consideration pursuant to paragraphs 3.1(a), (b) or (c), as the case may be, of this Agreement shall be automatically cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) that, immediately prior to the Effective Time, represented any of the shares of outstanding Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock shall cease to have any rights with respect to such shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock, as the case may be, other than the right to receive, upon surrender of such Certificate in accordance with section 3.2 of this Agreement, the appropriate Merger Consideration, without any interest thereon.

(g)           If, at any time between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock, Company Series A Preferred Stock and/or Company Series B Preferred Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or any combination, exchange or readjustment of shares, or any stock dividend or stock distribution, with a record date during such period shall occur, the number of shares of Company Common Stock Merger Shares receivable for each outstanding share of Company Common Stock in accordance with said paragraph 3.1(a) of this Agreement, Company Series A Preferred Stock Merger Shares receivable for each outstanding share of Company Series A Preferred Stock in accordance with paragraph 3.1(b) of this Agreement and/or Company Series B Preferred Stock Merger Shares receivable for each outstanding share of Company Series B Preferred Stock in accordance with paragraph 3.1(c) of this Agreement shall be equitably adjusted to reflect such change.

(h)           Notwithstanding anything to the contrary contained in this Agreement, in order to avoid the necessity and cost of issuing fractional shares of Parent Common Stock and maintaining records regarding such fractional shares, in the case that the applicable Common Stock Merger Exchange Ratio, Series A Preferred Stock Merger Exchange Ratio, or Series B Preferred Stock Merger Exchange Ratio results in Parent being obligated to issue a fractional share of Parent Common Stock as part of the Merger Consideration issuable to any Person such fractional share shall be rounded up to a full share of Parent Common Stock issuable to such Person.

3.2.         Exchange of Certificates.

(a)           Except as provided in section 3.3 of this Agreement, at or after the Closing, Parent shall cause to be prepared and delivered to each holder of a Certificate representing one or more shares of Company Common Stock a certificate evidencing the number of Company Common Stock Merger Shares which such holder is entitled to receive pursuant to paragraph 3.1(a) of this Agreement, upon surrender to Parent by such holder of such Certificate; and the Certificate and the shares of Company Common Stock evidenced by the Certificate shall forthwith be cancelled.  The holder of a Certificate shall not be entitled to any interest for the period between the Effective Time and the time the Certificate is surrender to Parent in accordance with this paragraph 3.2(a).

(b)           Except as provided in Section 3.3 of this Agreement, at or after the Closing, Parent shall cause to be prepared and delivered to each holder of a Certificate representing one or more shares of Company Series A Preferred Stock a certificate evidencing the number of Company Series A Preferred Stock Merger Shares which such holder is entitled to receive pursuant to paragraph 3.1(b) of this Agreement, upon surrender to Parent by such holder of such Certificate; and the Certificate and the shares of Company Series A Preferred Stock evidenced by the Certificate shall forthwith be cancelled.  The holder of a Certificate shall not be entitled to any interest for the period between the Effective Time and the time the Certificate is surrendered to Parent in accordance with this paragraph 3.2(b).

(c)           Except as provided in Section 3.3 of this Agreement, at or after the Closing, Parent shall cause to be prepared and delivered to each holder of a Certificate representing one or more shares of Company Series B Preferred Stock a certificate evidencing the number of Company Series B Preferred Stock Merger Shares which such holder is entitled to receive pursuant to paragraph 3.1(c) of this Agreement, upon surrendered to Parent by such holder of such Certificate; and the Certificate and the shares of Company Series B Preferred Stock evidenced by the Certificate shall forthwith be cancelled.  The holder of a Certificate shall not be entitled to any interest for the period between the Effective Time and the time the Certificate is surrendered to Parent in accordance with this paragraph 3.2(c).

(d)           At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, a Certificate is presented to the Surviving Corporation or Parent for any reason, such Certificate shall be cancelled and a certificate (or certificates) evidencing the appropriate number of Company Common Stock Merger Shares, Company Series A Preferred Stock Merger Shares or Company Series B Preferred Stock Merger Shares, determined in accordance with paragraphs 3.1(a), (b) or (c) of this Agreement, as the case may be, shall be prepared and delivered to the Persons to whom the shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock evidenced by the Certificate were otherwise to receive such shares, except as otherwise provided by Law.

(e)           If any Certificate shall have been lost, stolen or destroyed, upon the Person registered as the owner of such Certificate making of an affidavit of that fact and entering into an agreement to indemnify Parent (such affidavit and indemnity agreement to be in a form reasonably satisfactory to Parent), Parent shall prepare and deliver to such Person a certificate evidencing the appropriate number of Company Common Stock Merger Shares, Company Series A Preferred Stock Merger Shares or Company Series B Preferred Stock, determined in accordance with paragraphs 3.1(a), (b) or (c) of this Agreement, as the case may be, which such Person would be entitled had the Person delivered the lost, stolen or destroyed Certificate in accordance with the provisions of paragraphs 3.2(a), (b) or (c) of this Agreement, as the case may be.

3.3.          Shares of Dissenting Shareholders.

(a)           Notwithstanding anything in this Agreement (other than paragraph 3.3(b) to this Agreement) to the contrary, any shares (each a “Dissenting Share”) of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to a right of appraisal under Section 13.1-730 of the VSCA and who has exercised, when and in the manner required by Sections 13.1-733 and -735.1 of the VSCA (to the extent so required prior to the Effective Time), such right of appraisal and to obtain payment of the fair value of such shares under Section 13.1-730 of the VSCA in connection with the Merger shall not be converted into the right to receive the applicable Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Section 13.1-730 of the VSCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Section 13.1-730 of the VSCA.  From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).  The Company shall promptly provide copies of each notice of dissent to Parent.

(b)           If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Section 13.1-730 of the VSCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Company Common Stock, Company Series A Preferred Stock and/or Company Series B Preferred Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had, as of the Effective Time, been converted into the right to receive applicable Merger Consideration as set forth in paragraphs 3.1(a), (b) and/or (c) of this Agreement, as the case may be.

3.4.          Treatment of Stock Options.

(a)           At the Effective Time, each of the outstanding options to purchase, rights to convert debt into, and rights to exchange securities for, shares of Company Common Stock, Company Series A Preferred Stock and/or Company Series B Preferred Stock (all of such options, conversion rights and exchange rights being listed on Schedule 3.4(a) to this Agreement)  (each, a “Company Option”), shall, except as provided in sections 4.16 and 4.18 of this Agreement, without any further action on the part of any holder thereof, be converted into an option to purchase, right to convert into or right to exchange for, as the case may be, that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock, Company Series A Preferred Stock and/or Company Series B Preferred Stock subject to such Company Option at the Effective Time by the Applicable Merger Exchange Ratio, at an exercise, conversion or exchange price per share of Parent Common Stock equal to the exercise, conversion or exchange price per share underlying the Company Option immediately prior to the Effective Time divided by the Applicable Merger Exchange Ratio (rounded up to the nearest whole cent) (each, a “Substituted Parent Option”).  If the foregoing calculation results in a Substituted Parent Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such Substituted Parent Option shall be rounded down to the nearest whole number of shares.

(b)           Each Substituted Parent Option shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Option Plans), rights, restrictions and obligations as the Company Option such Substituted Parent Option is replacing (including any binding exercises of Company Options previously made).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND SIGNIFICANT SHAREHOLDERS

Except as disclosed in the schedules to this Agreement, which schedules form an integral part of this Agreement, each of the Company and Significant Shareholders, jointly and severally, represents and warrants to Parent and Sub as follows:

4.1.         Organization.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has made available to Parent a copy of its articles of incorporation and bylaws, each as currently in effect, and is not in violation of any provision of such articles of incorporation or bylaws.

4.2.         Capitalization.

           (a)           The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock, of which 1,071,938 shares are issued and outstanding as of the date of this Agreement; (ii) 225,000 shares of class B non-voting common stock, zero par value per share, of which no shares are issued or outstanding as of the date of this Agreement; (iii) 700,000 shares of Company Series A Preferred Stock, of which 550,000 shares are issued or outstanding as of the date of this Agreement; and (iv) 2,000,000 shares of Company Series B Preferred Stock, of which 722,068 shares are issued or outstanding as of the date of this Agreement.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  The offer, sale and issuance of each outstanding share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock was made in compliance with all applicable federal and state securities Laws, or an exemption from such compliance, and all applicable preemptive and similar rights, and, as of the date of the issuance of such security to the offeree/purchaser of the security, the offeree/purchaser was an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.  As of the date hereof, other than the Company Options as set forth on Schedule 3.4(a) to this Agreement, there are no existing (x) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of the capital stock of, or other equity interest in, the Company or any of its Subsidiaries, (y) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (z) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b)           Schedule 4.2(b) to this Agreement sets forth the name and form and state of organization of each Subsidiary of the Company.  All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances.

(c)           Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

4.3.         Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the Company’s shareholders, to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for shareholder approval, the consummation by the Company of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.4.         Consents and Approvals; No Violations.

(a)           The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound; (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets; or (iv) other than in connection with or compliance with (A) the VSCA, (B) requirements under other state corporation Laws and (C) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (each, a “Governmental Entity”); except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not, individually or in the aggregate, have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or (2) would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.

4.5.         Financial Statements.  The audited financial statements (including all related notes) of the Company at and for the periods ended December 31, 2008 and 2007, as set forth in Exhibit 4.5 to this Agreement (the “Company Financial Statements”), were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Since December 31, 2008, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements.  The reserves reflected in the Company Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

4.6.         No Undisclosed Liabilities.  Except for (a) liabilities and obligations incurred in the ordinary course of business since December 31, 2008, (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (c) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (d) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since December 31, 2008, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP.

4.7.         Absence of Certain Changes.  Except as contemplated by this Agreement, since December 31, 2008 and through the date of this Agreement, the Company has not (i) suffered a Company Material Adverse Effect nor (ii) taken any action that would be prohibited by clauses (a) through (k) of section 6.1 of this Agreement if taken after the date of this Agreement.

4.8.         Material Contracts.

(a)           Schedule 4.8 to this Agreement sets forth all Contracts, oral or written, which the Company or any of its Subsidiaries is a party.  As of the date of this Agreement, the Company is not a party to nor bound by any Contract, oral or written, (i) that is not set forth on said Schedule 4.8; (ii) that would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any successor thereto from engaging in any line of business or in any geographic area; (iii) that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company, (iv) would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement; (v) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $1,000; (vi) that is a written contract (other than this Agreement) for the sale of any of its assets after the date of this Agreement in excess of $1,000 (other than in the ordinary course of business); (vii) that is a collective bargaining agreement; or (viii) under which the Company and the Company Subsidiaries have made payments in excess of $1,000 in calendar year 2009 (other than in the ordinary course of business). Each such Contract described in clauses (i) through (viii) of this paragraph is referred to herein as a “Material Contract.”

(b)           Each Material Contract is a valid and binding obligation of the Company (or applicable Subsidiary of the Company) enforceable against the Company (or such Subsidiary) and, to the Company’s knowledge, each other party thereto, in accordance with its terms, is in full force and effect and the Company (or the applicable Subsidiary) has performed in all material respects all obligations required to be performed by it to the date of this Agreement under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by such other party under such Material Contract. The Company has not received notice, nor does it have knowledge, of any material violation of or default of any material obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound.

4.9.         Litigation.  As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened, that would, individually or in the aggregate, have a Company Material Adverse Effect.

4.10.       Compliance with Law.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, including Laws with respect to employee benefit plans, ERISA, Taxes, Environmental Laws or labor and employment matters.

4.11.       Intellectual Property.

(a)           Schedule 4.11(a) to this Agreement sets forth all (x) issued patents and pending patent applications, (y) trademark and service mark registrations and applications for registration thereof, and (z) copyright work registrations and applications for registration thereof, in each case that are owned by or on behalf of the Company or any of its Subsidiaries.  With respect to each item of Intellectual Property required to be identified in said Schedule 4.11(a):

(i)           the Company or one of its Subsidiaries is the sole owner and possesses all right, title, and interest in and to such item, free and clear of any lien, except as and to the extent set forth in Schedule 4.11(a);
(ii)          such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge of which the Company has received notice;
(iii)         no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such item; and
(iv)         neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conduct with respect to such item, excluding any of the foregoing which would not reasonably be expected to result in a Company Material Adverse Effect.

(b)           Schedule 4.11(b) to this Agreement sets forth a list of all material agreements under which the Company or any of its Subsidiaries licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf software programs that the Company and any of its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements”).  To the knowledge of the Company,
(i)           each License-In Agreement is valid, binding, and in full force and effect;
(ii)          each License-In Agreement will continue to be valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
(iii)         neither the Company nor any of its Subsidiaries is in default of any such License-In Agreement, and no event has occurred that constitutes a material default or material breach thereunder;
(iv)         neither the Company nor any of its Subsidiaries has repudiated any provision of any License-In Agreement; and
(v)          neither the Company nor any of its Subsidiaries has granted any sublicense with respect to any License-In Agreement;
provided, however, in the case of each of clauses (i), (ii) and (iii), except for any of the foregoing that have not had, and are not reasonably expected to have, a Company Material Adverse Effect.

(c)           The Company and its Subsidiaries own or have the right to use, without payments to any other Person except pursuant to any License-In Agreement, all Intellectual Property actually used in the operation of the business of the Company and its Subsidiaries as and where the business is presently conducted.  Each item of Intellectual Property  (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder, excluding any item of such Intellectual Property the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain each item of Intellectual Property that they own or use, excluding any item of such Intellectual Property, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(d)           To the knowledge of the Company, neither (i) the Company or any of its Subsidiaries, (ii) the Intellectual Property owned by the Company or any of its Subsidiaries, nor (iii) the operation of the business of the Company or any of its Subsidiaries, has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past two years (or earlier, if not resolved), alleging any such interference, infringement, misappropriation, or conflict (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), excluding any of the foregoing that would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries during the two years immediately preceding the date of this Agreement (or earlier if not resolved), excluding any such interference, infringement, misappropriation or conflict that would not reasonably be expected to have a Company Material Adverse Effect.

(e)           As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any of its Subsidiaries will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and its Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any of its Subsidiaries, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any of its Subsidiaries.

(f)           The Company takes and has taken commercially reasonable efforts to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality, and intellectual property assignment agreements with current executive officers and current employees and contractors that have a role in the development of the Company’s products and Intellectual Property).  To the Company’s knowledge, all Persons (including current and former employees and independent contractors) who create or contribute (or have created or contributed) to material proprietary Intellectual Property owned by Company have assigned to Company in writing all of their rights therein that did not initially vest with Company by operation of Law.

(g)           The Company is in compliance in all material respects with all applicable laws, rules, regulations, and its contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information (“Customer Information”).  The Company’s Collection and Use of Customer Information are in accordance in all material respects with the Company’s privacy policy as published on its website or any other privacy policies presented to consumers or customers and to which the Company is bound or otherwise subject and any contractual obligations of the Company to its customers regarding privacy.  The Company has taken and currently takes commercially reasonable actions consistent with industry practice to protect the confidentiality, integrity and security of all Customer Information and to prevent the unauthorized Collection and Use of Customer Information.  The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement or the performance of the Company’s obligations hereunder or thereunder, will not materially violate any such applicable law, rule, or regulation or any of the Company’s privacy policies or any contractual obligation of the Company governing the Collection and Use of Customer Information.

(h)          The Company has not distributed or published to any third party any Company software or third party software used or provided in or as part of any Company product or service offerings (including Company software under development) that is governed by an Excluded License.

(i)           No parties other than the Company and its Subsidiaries possess any current or contingent rights to any source code included in the Company’s or its Subsidiaries’ product or service offerings.

4.12.      Tangible Assets.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

4.13.      Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

4.14.      Vote Required.  The affirmative vote of the holders of two-thirds of the outstanding capital stock of the Company, as a whole, as well as two-thirds of the outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Class B Preferred Stock, each voting separately as a class, are the only votes of the holders of securities of the Company necessary to approve this Agreement and the consummation of the Merger (the “Company Shareholder Approval”).

4.15.      Board Recommendation.  The Company’s board of directors has unanimously (i) determined that this Agreement and the Merger are advisable and in the best interests of Company and its shareholders, (ii) approved and adopted this Agreement, including approval of the Merger and the other transactions contemplated thereby, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Agreement, the Merger and approval of this Agreement by Company’s shareholders, and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.

4.16.      Debt Conversions.  Schedule 4.16 to this Agreement sets forth the name of each holder (each, a “Conversion Debt Holder”) of debt (each, a “Conversion Debt”) of the Company, including Company Options that are Conversion Debt, who has agreed (each, a “Conversion Debt Exchange Agreement”) to accept shares of Parent Common Stock in full satisfaction of all outstanding principal accrued and unpaid interest and other obligations due under the Conversion Debt held by such Conversion Debt Holder, the principal amount of the Conversion Debt to be exchanged for Parent Common Stock and the number of shares of Parent Common Stock being accepted by the Conversion Debt Holder in satisfaction of the Conversion Debt of the Conversion Debt Holder.

4.17.      Conversion Debt Holders.  Each Conversion Debt Holder is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

4.18.      Company Option Waivers.  Schedule 4.18 to this Agreement sets forth the name of each holder (each, a “Company Option Waiver”) of a Company Option, other than Company Options that are Conversion Debt, who has agreed (each, a “Company Option Waiver Agreement”) to waive and/or terminate such Company Option Waiver’s Company Option in full, such waiver and/or termination to occur and become effective prior to or at the Effective Time.

4.19.      Actions in Obtaining Company Shareholder Approval, Conversion Debt Exchange Agreements and Company Option Waiver Agreements.  In obtaining the Company Shareholder Approval, each Conversion Debt Exchange Agreement and each Company Option Waiver Agreement, neither the Company nor any Significant Shareholder made any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.20.      Full Disclosure.  Except as set forth in Schedule 4.20 to this Agreement, the representations, warranties and other statements of the Company and Significant Shareholders contained in this Article IV and the other documents, certificates and written statements furnished to Parent by or on behalf of the Company or the Significant Shareholders pursuant to this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact specific to the Company's business, results of operations and/or financial condition, and not generally available to a sophisticated acquirer of a business similar in nature to the business of the Company, necessary in order to make the representations, warranties and other statements contained in this Agreement or such other documents, certificates and written statements not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

5.1.         Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

5.2.        Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent and Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub, and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3.        Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the VSCA and NRS, (B) requirements under other state corporation Laws and (C) the Exchange Act, require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) or (iv), for such violation, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approval the failure of which to make or obtain, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.4.         SEC Reports.  Parent has filed all reports and other documents with the SEC required to be filed or furnished by Parent since December 31, 2006 (such documents, together with any current reports filed during such period by Parent with the SEC on a voluntary basis on Form 8-K, the “Parent SEC Reports”).  As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.5.         Compliance with Law.  Except as would not, individually or in the aggregate, materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

5.6.         Sub’s Operations.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

5.7.         Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, other than Summit Trading Limited (“Summit”) who shall receive from Parent 12 million shares of Parent Common Stock for Summit’s services rendered, such shares to be issuable as of the Effective Time.

5.8.         Full Disclosure.  Except as set forth in Schedule 5.8 to this Agreement, the representations, warranties and other statements of Parent and Sub contained in this Article V and the other documents, certificates and written statements furnished to the Company by or on behalf of Parent or Sub pursuant to this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact specific to Parent’s business, results of operations and/or financial condition, and not generally available to a sophisticated acquirer of a business similar in nature to the business of Parent, necessary in order to make the representations, warranties and other statements contained in this Agreement or such other documents, certificates and written statements not misleading.

ARTICLE VI
COVENANTS

6.1.        Interim Operations of the Company.  During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Schedules to this Agreement), the Company and Significant Shareholders covenant that the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (1) as may be required by Law, (2) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (3) as contemplated or permitted by this Agreement or (4) as set forth in the Schedules to this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(a)           amend its articles of incorporation or bylaws (or equivalent organizational documents);

(b)           except for Company Common Stock to be issued or delivered pursuant to the exercise of Company Options outstanding as of the date of this Agreement, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock outstanding as of the date of this Agreement;

(c)           redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock;

(d)          split, combine, subdivide or reclassify any Company Common Stock, Company Series A Preferred Stock and/or Company Series B Preferred Stock, or declare, set aside for payment or pay any dividend or other distribution in respect of any of such securities or otherwise make any payments to shareholders in their capacity as such;

(e)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(f)           other than in the ordinary course of business consistent with past practice, acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(g)           other than in the ordinary course of business consistent with past practice, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Subsidiary of the Company;

(h)           grant any material increases in the compensation of any employees of the Company and its Subsidiaries (the “Employees”) or directors, except in the ordinary course of business and in accordance with past practice, or enter into any material new employment or severance agreements with any such Employee or director, except for Retention Shares for Employees as set forth in Schedule 7.3(e) to this Agreement;

(i)           except as may be contemplated by this Agreement or in the ordinary course of business consistent with past practices, terminate or materially amend any employee benefit plans of the Company or any of its Subsidiaries;

(j)           change any of the accounting methods used by the Company unless required by GAAP or applicable Law; or

(k)           enter into any Contract to do any of the foregoing.

6.2.         Access to Information.  The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to the Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested by Parent or any of the Representatives.

6.3.         Acquisition Proposals.

(a)           The Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, encourage, facilitate, solicit, or participate or engage in any negotiations, inquiries, or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than Parent or its Representatives access to their properties, books, or records, except as required by law or pursuant to a request of a Governmental Entity for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal or (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger. The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, and shall request that all confidential or proprietary information previously furnished to any such third parties be promptly returned or destroyed.

(b)           Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company is contacted by any third party expressing an interest in discussing a possible Acquisition Proposal or receives an unsolicited Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any non-public information to, any Person or Persons (but only after such Person enters into a customary Confidentiality Agreement with the Company (which confidentiality agreement (i) must be no less restrictive in the aggregate to the Person making such proposal than the confidentiality agreement between the Company and Parent (the “Confidentiality Agreement”), (ii) may not provide for an exclusive right to negotiate with the Company and (iii) may not restrict the Company from complying with this paragraph 6.3(b))) making such contact or making such Acquisition Proposal and their respective Representatives, prior to Company Shareholder Approval, in each case, if and to the extent that (A) the Company’s board of directors, or a committee (the “Company Authorized Committee”) of the Company’s board authorized to examine Acquisition Proposals, determines in good faith, by resolution duly adopted, after consultation with such board’s or committee’s financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal and (B) the Company’s board of directors or Company Authorized Committee, as the case may be, determines in good faith, by resolution duly adopted, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any Acquisition Proposal or accept any offer or proposal relating to an Acquisition Proposal would reasonably be expected to result in a breach of fiduciary duties under applicable Law.  In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c)           The Company will as promptly as reasonably practicable (and in any event within 24 hours after receipt) notify Parent of the receipt by the Company of any Acquisition Proposal or of any expression of interest from a Person in discussing a possible Acquisition Proposal, and the identity of the Person or Persons making such Acquisition Proposal or expression of interest.  The Company will provide Parent with a correct and complete copy of any Confidentiality Agreement entered into pursuant to paragraph 6.3(b) within 24 hours after execution thereof.  The Company will provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of its board of directors or Company Authorized Committee) of any meeting of its board of directors or Company Authorized Committee at which its board of directors or Company Authorized Committee would reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person.  The Company shall notify Parent, in writing, of any decision of its board of directors or Company Authorized Committee as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to the Company to any Person in compliance with the provisions of this section 6.3, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached).  The Company will (i) provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto (including negotiations contemplated by paragraph 6.3(b)), (ii) promptly provide Parent a copy of all written information subsequently provided to, by or on behalf of such Person or group in connection with any Acquisition Proposal and (iii) promptly (and in any event within 24 hours of such determination) notify Parent of any determination by the Company’s board of directors or Company Authorized Committee that such Acquisition Proposal constitutes a Superior Proposal.

(d)           Subject to paragraph 6.3(e), unless and until this Agreement has been terminated in accordance with section 8.1 of this Agreement, neither the board of directors of the Company nor any Company Authorized Committee shall, directly or indirectly, (A)(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or Sub, the approval or recommendation or declaration of advisability by the board of directors of the Company or any such Company Authorized Committee of the Merger as set forth in section 6.7; (ii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal or (iii) in the event of a tender offer or exchange offer for any outstanding Company Common Stock, Company Series B Preferred Stock and/or Company Series B Preferred Stock, fail to recommend against acceptance of such tender offer or exchange offer by Company’s shareholders within ten Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in clauses (i) through (iii) being referred to as a “Change of Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement or understanding (x) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (y) requiring the Company to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)           Notwithstanding anything to the contrary contained in this section 6.3, in the event that, prior to the Company’s shareholder approval of this Agreement, the Merger and other transactions contemplated by this Agreement, the Company’s board of directors receives a Superior Proposal that has not been withdrawn, the Company’s board of directors may, if the Company’s board of directors or Company Authorized Committee by resolution duly adopted determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of fiduciary duties under applicable Law, may make a Change of Recommendation, approve or recommend such Superior Proposal or terminate this Agreement as permitted pursuant to the terms of clause 8.1(c)(ii); provided that:

(i)           the Company notifies the Parent that it intends to take such action, which notice must specify the reasons for taking such action, the identity of the party making such Superior Proposal and the material terms and conditions of the Superior Proposal; and
(ii)          Parent shall not have proposed, within three Business Days after receipt of such notice from the Company, to amend this Agreement to provide for terms the board of directors of the Company determines in good faith, after consultation with its financial advisor, to be as favorable as or superior to those of the Superior Proposal.

(f)           Nothing contained in this Section 6.3 shall prohibit the Company, the board of directors of the Company or a Company Authorized Committee from taking and disclosing to the Company’s shareholders a position with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable Law; provided that the content of the disclosure complies with this Section 6.3.

6.4.          Retention, Employment and Consulting Agreements.  The Company shall, prior to the Closing but effective as of the Effective Time, enter into the following employment or consulting agreements (collectively, the “Retention Agreements”) with officers and Employees of the Company:

(a)           Consulting Agreement with Eley, substantially in the form as set forth in Exhibit 6.4(a) to this Agreement;

(b)           Employment Agreement with Robinson, substantially in the form as set forth in Exhibit 6.4(b) to this Agreement; and

(c)           Employment Agreement with Rennockl, substantially in the form as set forth in Exhibit 6.4(c) to this Agreement.

6.5.        Publicity.    The Company shall not issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of Parent, except as may be required by Law, in which case the Company shall use its reasonable best efforts to consult in good faith with Parent before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to paragraph 6.3(f) of this Agreement.

6.6.         Directors and Officers Insurance and Indemnification.

(a)           From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the individuals who at any time after the Effective Time are or were directors or officers of the Company or any of its then present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or after the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and the Surviving Corporation shall promptly advance expenses as incurred to the fullest extent permitted by Law.   The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the articles of incorporation and bylaws of the Company, as amended, restated and in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b)           The Surviving Corporation shall use its reasonable best efforts to cause to be maintained in effect for not less than six years from the Effective Time the current policies, if any, of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that in lieu of the purchase of such insurance by the Surviving Corporation, the Company may at its option prior to the Effective Time purchase a six-year run-off (Extended Reporting Period) program for directors’ and officers’ liability insurance and fiduciary liability insurance.

(c)           This section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of the Company and Surviving Corporation.

6.7.         Company’s Approval of this Agreement.  So long as the Company’s board of directors shall not have effected a Change of Recommendation, (a) the Company shall take all action necessary in accordance with applicable Law and its articles of incorporation and bylaws to either (A) call, give notice of, convene and hold a special meeting of the Company’s shareholders as soon as practicable following the date of this Agreement for the purpose of approving this Agreement or (B) obtain the written consent of the shareholders of the Company approving this Agreement, and (b) in connection with the such special meeting or written consent, as soon as practicable after the date of this Agreement, the Company shall prepare a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the shareholders of the Company to the extent required by the VSCA.  Promptly after its preparation but prior to its dissemination, the Company shall provide a copy of the Proxy Statement, and any amendment to the Proxy Statement, to Parent, and will consider inclusion into the Proxy Statement comments timely received from Parent or its counsel.  The Proxy Statement shall include the recommendation of the Company’s board of directors that the Company’s shareholders approve this Agreement (the “Company Recommendation”).

6.8.         Commercially Reasonable Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their commercially reasonable efforts to promptly, unless prohibited by Law, (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including the Merger; (ii) obtain from any Governmental Entity any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws and (B) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.  No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.  Parent shall take, or cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date).  Notwithstanding anything to the contrary contained in this paragraph 6.8(a), (x) neither Parent nor any of its subsidiaries shall be required to divest any of their respective material businesses, product lines, or assets, or to take or agree to take any other material action or agree to any material limitation on its business practices and (y) the Company shall not be required to divest material businesses, product lines, or assets, or to take or agree to take any other material action or agree to any material limitation on its business practices.

(b)           Each of the Company, Parent and Sub shall give prompt notice to the other parties of (i) any written notice or other communication from any Governmental Entity in connection with the Merger and (ii) any change or development that is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

6.9.          Section 16 Matters.       Prior to the Effective Time, the board of directors of Parent, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of the Substituted Parent Options pursuant to this Agreement shall be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act.

6.10.       Qualify as a Code Section 368(a)(i)(B) Reorganization.  Parent, Sub and the Company shall take all such actions, and refrain from other actions, as are necessary for the Merger to qualify as a reorganization under Section 368(a)(i)(B) of the Code.

6.11.       Election of Director.  Parent shall take all actions necessary to expand its board of directors to three members and elect Eley to fill the vacancy created by such expansion, Eley to serve as a director until the earlier of the next annual meeting of the shareholders of Parent at which directors are elected or until his earlier death, resignation or removal in accordance with Parent’s articles of incorporation and bylaws, such expansion and election to be effective as of the Effective Time.  Following the Effective Time, Parent shall, for a period of no less than two years following the Effective Time, take all actions necessary, subject to applicable Law, to solicit the shareholders of Parent to elect Eley as a director of Parent at each annual meeting of the shareholders of Parent at which directors are elected, to serve until the next annual meeting of the shareholders of Parent at which directors are elected or until his earlier death, resignation or removal in accordance with Parent’s articles of incorporation and bylaws.

6.12.       Delivery of Conversion Debt Exchange Share Certificates.  Upon receipt from Parent of the Conversion Debt Exchange Share Certificates in accordance with paragraph 7.3(g) of this Agreement, the Company shall deliver to each of the Conversion Debt Holders a Conversion Debt Exchange Share Certificate evidencing the number of Conversion Debt Exchange Shares such Conversion Debt Holder is entitled to receive under the applicable Conversion Debt Exchange Agreement as set forth on Schedule 4.16, against receipt by the Company of (a) a letter, in a form satisfactory to Parent, addressed to the Company and Parent and executed by the Conversion Debt Holder, noting that the Conversion Debt held by the Conversion Debt Holder has been fully satisfied and that neither the Company nor Parent (nor any of their respective Subsidiaries) is indebted to the Conversion Debt Holder in any amount as of the date of such letter and (b) a Lock-Up Agreement, duly executed by the Conversion Debt Holder and in the form attached as Exhibit 6.12 to this Agreement, with respect to such Conversion Debt Exchange Shares.

6.13  Actions in Obtaining Company Shareholder Approval, Conversion Debt Exchange Agreements and Company Option Waiver Agreements.  In obtaining the Company Shareholder Approval, each Conversion Debt Exchange Agreement and each Company Option Waiver Agreement, neither the Company nor any Significant Shareholder shall make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements being made, in light of the circumstances under which they are being made, not misleading.

ARTICLE VII
CONDITIONS

7.1.         Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a)           this Agreement shall have been approved by the shareholders of the Company in accordance with the VSCA;

(b)           no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and

(c)           any applicable waiting period under any applicable Law or regulation of a Governmental Entity having jurisdiction over the transactions contemplated hereby shall have expired or been terminated.

7.2.         Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Sub) of the following further conditions:

(a)           each of the representations and warranties of the Company shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)           the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c)           each of the Retention Agreements shall have been executed by all of the parties thereto and copies delivered to Parent;

(d)           each of the parties holding a Company Option listed on Schedule 7.2(d) shall have duly and properly exercised such Company Option and, as a result of such exercise be entitled to receive the number of shares of Company Common Stock (which, at the Effective Time, will convert into the right to receive Company Common Stock Merger Shares at the Company Common Stock Merger Exchange Ratio) as set forth on Schedule 7.2(d);

(e)           each Conversion Debt Exchange Agreement shall be in full force and effect and no Conversion Debt Holder shall have notified the Company (in writing or orally) that such Conversion Debt Holder is terminating or withdrawing the Conversion Debt Exchange Agreement of the Conversion Debt Holder or is otherwise intending not to comply with the Conversion Debt Holder’s obligations under such Conversion Debt Exchange Agreement.

(f)           each Company Option Waiver Agreement shall be in full force and effect and no Company Option Waiver shall have notified the Company (in writing or orally) that such Company Option Waiver is terminating or withdrawing the Company Option Waiver Agreement of the Company Option Waiver or is otherwise intending not to comply with the Company Option Waiver’s obligation under such Company Option Waiver Agreement.

(g)           Parent shall have received a certificate signed by each of the chief executive officer and chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in paragraphs 7.2(a), (b), (c), (d), (e) and (f)  have been satisfied;

(h)           Parent shall have received a written commitment from Agile Opportunity Fund LLC, or an Affiliate of Agile Opportunity fund LLC (in either case, “Agile”) to loan Parent no less than $525,000.00, on terms no less favorable to Parent as the form, terms and provisions of loans previously granted by Agile to Parent, and otherwise reasonably acceptable to Parent;

(i)            None of the shareholders of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock shall have dissented from the Merger and is seeking to obtain payment of the fair value of such holders Dissenting Shares, in accordance with the VSCA (or if such holder has elected to so dissent, not withdrawn such dissent in accordance with the VSCA);

(j)            Parent shall have received from Cusick a confirmation in writing of Cusick, in form and substance reasonably satisfactory to Parent, of Cusick’s irrevocable agreement (i) to accept a cash payment of $25,000 in full satisfaction of the Cusick Debt and (ii) that the remainder of the Company’s obligations under the Cusick Bridge Note shall be fully satisfied by the issuance to Cusick of 1,123,778 shares of Parent Common Stock (Cusick being deemed a Conversion Debt Holder, such remaining obligation referred to in clause (ii) being deemed a Conversion Debt and the agreement set forth in clause (ii) being deemed a Conversion Debt Exchange Agreement for the purposes of this Agreement);

(k)           Parent shall have received original executed copies of each and every Conversion Debt Exchange Agreement;

(l)            Parent shall have received the legal opinion of counsel to the Company, in form and substance satisfactory to Parent, to the effect than the Company has complied with the requirements of the VSCA with respect to the Merger in all respects, including, but not limited to, the Company Shareholder Approval; and

(m)          The Company shall have executed and delivered to Parent the Securities Purchase Agreement substantially in the form attached as Exhibit 7.2 (m).

7.3.         Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a)           each of the representations and warranties of Parent and Sub shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b)           each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing;

(c)           the Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in paragraphs 7.3(a) and (b) have been satisfied;

(d)           Parent shall have executed and delivered to the Company the Securities Purchase Agreement substantially in the form attached as Exhibit 7.2(m) to this Agreement;

(e)           Parent shall have irrevocably committed to issue to each of the Persons listed on Schedule 7.3(e) to this Agreement the number of shares (each, “Retention Share”) of Parent Common Stock set forth opposite the name of such Person on said Schedule 7.3(e) for the consideration also set forth opposite the name of such Person on Schedule 7.3(e) against receipt by Parent of a Lock-Up Letter, in the form attached as Exhibit 6.12 to this Agreement, duly executed by such Person;

(f)           Parent shall have paid to each of the debt holders of the Company set forth on Schedule 7.3(f) to this Agreement the amounts set forth opposite such debt holders name on said Schedule 7.3(f); and

(g)           Contemporaneously with the Effective Time, Parent shall issue a total of 28,114,495 shares (each, a “Conversion Debt Exchange Share”) of Parent Common Stock to the Company in order for the Company to comply with the Company’s obligations under all of the Conversion Debt Exchange Agreements and shall, as soon as possible following the Closing, deliver to the Company stock certificates (each, a “Conversion Debt Exchange Share Certificate”) evidencing all of the Conversion Debt Exchange Shares subject to and in accordance with section 6.12 of this Agreement.

7.4.         Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to paragraph 6.8(a).

ARTICLE VIII
TERMINATION

8.1.         Termination.  Anything to the contrary contained in this Agreement notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:

(a)           by the mutual consent of the Company and Parent;

(b)          by either the Company or Parent:
(i)           if the Merger shall not have occurred on or prior to March 1, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; provided, further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), other than the conditions set forth in sections 7.1(b) and (c), then either the Company or Parent may extend the Termination Date to May 31, 2010;
(ii)           if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this clause 8.1(b)(ii) shall not have complied with its obligations under paragraph 6.8(a); or
(iii)           if the Company’s shareholders shall not have approved or provided their written consent with respect to this Agreement and the Merger in accordance with the VSCA;

(c)          by the Company:
(i)           upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, in any case such that the conditions set forth in sections 7.3(a) or (b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, however, that if such breach is curable by Parent and Sub through the exercise of their reasonable best efforts and Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this clause 8.1(c)(i) until the earlier of (x) 30 days after delivery of written notice of such breach or untruth or (y) the date on which the Parent or Sub ceases to exercise commercially reasonable efforts to cure such untruth, inaccuracy or breach; provided, however, further, that the right to terminate this Agreement under this clause 8.1(c)(i) shall not be available to the Company if the Company has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
(ii)           in order to accept a Superior Proposal in compliance with section 6.3 of this Agreement; or

(d)           by Parent:
(i)           upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the conditions set forth in paragraphs 7.2(a) or (b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, however, that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this clause 8.1(d)(i) until the earlier of (x) 30 days after delivery of written notice of such breach or untruth or (y) the date on which the Company ceases to exercise commercially reasonable efforts to cure such breach, inaccuracy or untruth; provided, however, further that the right to terminate this Agreement under this clause 8.1(d)(i) shall not be available to Parent if Parent has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
(ii)           if the board of directors of the Company shall have withdrawn or modified, in a manner adverse to Parent or Sub, the Company Recommendation, or approved or recommended (or, in case of a tender or exchange offer, failed to recommend rejection thereof within the time prescribed by the applicable SEC rules) another Acquisition Proposal or has resolved to do so.

8.2.         Effect of Termination.  In the event of the termination of this Agreement in accordance with section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this section 8.2, and Article IX of this Agreement.  Nothing contained in this section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or intentional breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1.         Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote or consent of the shareholders of the Company contemplated by this Agreement, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders under this Agreement without the approval of such shareholders.

9.2.         Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.  This section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

9.3.         Notices. All requests, demands, notices and other communications required or otherwise given under this Agreement shall be deemed sufficiently given if (a) delivered by hand, against written receipt therefor, (b) forwarded via a nationally recognized overnight courier requiring delivery the next business day and written acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested, in any event, addressed as follows:

If to Parent or Sub, to:	Barry M. Brookstein, Chief Financial Officer
Compliance Systems Corporation
50 Glen Street - Suite 308
Glen Cove, New York 11542

with a copy to:	Dennis C. O’Rourke, Esq.
Moritt Hock Hamroff & Horowitz LLP
400 Garden City Plaza
Garden City, New York 11530

If to the Company, to:	W. Thomas Eley, President
(Prior to consummation of the Merger)
James A. Robinson, Jr.
(Following to consummation of the Merger)
Execuserve Corp.
929 Williams Wharf Road
Mathews, Virginia 23109

with a copy to:	Craig Smith, Esq.
Dunton, Simmons & Dunton LLP
678 Rappahannock Drive
White Stone, Virginia 22578

or, in the case of any of the parties to this Agreement, at such other address as such party shall have furnished in writing, in accordance with this section 9.3, to the other party to this Agreement.  Each such request, demand, notice or other communication shall be deemed given (i) on the date of delivery by hand, (ii) on the first business day following the date of delivery to an overnight courier or (iii) three business days following mailing by registered or certified mail.

9.4.         Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Information provided in any Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any Schedule calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties.  The inclusion of any Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

9.5.         Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.6.         Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Schedules, Exhibits and instruments constituting a part of or referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in (a) Article III of this Agreement on and after the Effective Time, (b) sections 6.4 and 6.6 of this Agreement and (c) paragraph 7.3(e) of this Agreement, is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

9.7.         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.8.         Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

9.9.         Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the Eastern District of the State of New York or any New York state court located in Nassau County, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts referred to in clause (a) of this section 9.9, provided, however, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any of such courts in any other court or jurisdiction.

9.10.      Specific Performance.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties to this Agreement (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with section 9.9.

9.11.      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

9.12       Expenses.  All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

9.13.      Headings.  Headings of the articles and sections of this Agreement, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

9.14.      Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.15.
Waiver of Jury Trial.  EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

ARTICLE X
SURVIVAL; INDEMNIFICATION

10.1.      Survival.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Merger and any investigation or finding made by or on behalf of Parent, Sub or the Company.  No action for a breach of the representations and warranties contained in this Agreement shall be brought more than two years following the Effective Time, except for claims arising out of the representations and warranties contained in 4.2, 4.3, 4.6, 4.7 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 5.2, 5.3, 5.4 and 5.8 which shall survive until thirty days after the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented and warranted

10.2.      Indemnification by the Company and Significant Shareholders.  The Company and Significant Shareholders shall, jointly and severally, indemnify and hold Parent and the Surviving Company and their respective Affiliates other than the Company and Significant Shareholders (the “Parent Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (collectively, “Losses”) arising out of or relating to (i) any breach or violation of the representations or warranties of the Company and/or Significant Shareholders or in any certificate or document delivered by the Company pursuant to this Agreement or (ii) any breach or violation of the covenants or agreements of the Company and/or Significant Shareholders set forth in this Agreement required to be performed prior to, at or after the Effective Time.  Except as to liabilities arising out of taxes imposed by any governmental entity with respect to the activities of the Company prior to the Closing Date, including, but not limited to taxes due for all periods on or prior to the Closing Date, the indemnification for such liabilities being unlimited in amount, anything in this Agreement to the contrary notwithstanding, the aggregate amount of any indemnification for Losses owed by the Significant Shareholders to Parent and/or Surviving Company, and their respective Affiliates, shall not exceed the aggregate value  (collectively, the “Cap Amount”) of (x) Parent Common Stock received by the Significant Shareholders (the “Significant Shareholders Stock”) pursuant to the Merger and the other transactions contemplated by this Agreement, including, but not limited to the Company Common Stock Merger Shares, Company Series A Preferred Stock Merger Shares, Company Series B Preferred Stock Merger Shares, Conversion Debt Exchange Shares and Retention Shares issuable to each of the Significant Shareholders pursuant to this Agreement, any such Parent Common Stock to be valued as of the time such Losses are payable, and (y) the amounts (principal and accrued interest) then outstanding under the promissory notes of the Surviving Company payable to Eley and Robinson in the principal amounts of $ 85,14870 and $54,851.30, respectively (the “Eley and Robinson Notes”).  The Significant Shareholders Stock and Eley and Robinson Notes shall be held in escrow, the terms of such escrow being set forth on Schedule 10.2 to this Agreement.  Any indemnification due from the Significant Shareholders shall first be paid from any assets remaining in escrow at the time of payment; provided, however, that Parent shall be entitled to receive cash from the Significant Shareholders in lieu of receipt of Significant Shareholders Stock under this section 10.2 and, in connection therewith, Parent shall allow the release from escrow to the Significant Shareholders of a sufficient number of shares of Significant Shareholders Stock to allow the Significant Shareholders to sell such shares and remit to Parent the proceeds of such sale.

10.3.       Indemnification by Parent.  Parent shall indemnify and hold the Company and its Affiliates other than Parent and Sub (the “Company Indemnified Parties”) harmless from and against all Losses arising out of or relating to (i) any breach or violation of the representations or warranties of Parent and/or Sub or in any certificate or document delivered by Parent pursuant to this Agreement or (ii) any breach or violation of the covenants or agreements of Parent and/or Sub set forth in this Agreement required to be performed prior to, at or after the Effective Time.  Anything in this Agreement to the contrary notwithstanding, the aggregate amount of any indemnification for Losses owed by Parent and/or Surviving Company to the Significant Shareholders shall not exceed the Cap Amount.

10.4.       Procedures for Indemnification of Third Party Claims.

(a)           A party or parties (each, a “Third Party Claim Indemnified Party”) entitled to indemnification hereunder with respect to a third party claim will give the party or parties required to provide such indemnification (the “Third Party Claim Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Third Party Claim”) in respect of which the Third Party Claim Indemnified Party is entitled to indemnification under this Article X.

(b)           If the Third Party Claim Indemnifier provides written notice to the Third Party Claim Indemnified Party stating that the Third Party Claim Indemnifier is responsible for the entire Claim within ten days after the Third Party Claim Indemnifier’s receipt of written notice from the Third Party Claim Indemnified Party of such Third Party Claim, the Third Party Claim Indemnifier shall have the right, at the Third Party Claim Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Third Party Claim and to have the Third Party Claim Indemnified Party represented by counsel, reasonably satisfactory to the Third Party Claim Indemnified Party, selected by the Third Party Claim Indemnifier; provided, that (i) the Third Party Claim Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) Parent, at any time when it believes in good faith that any Third Party Claim is having or could reasonably be expected to have a material adverse effect on the business assets, affairs, condition (financial or otherwise) or prospects of the Surviving Corporation, may assume the defense and otherwise deal with such Third Party Claim in good faith, with counsel of its choice, and be fully indemnified therefor, provided, however, that if the value of the Losses can reasonably be expected to be less than the Cap Amount, then the Third Party Claim Indemnifier shall continue to have the option to control the defense and settlement of such claim unless the Third Party Indemnified Party assumes control at its own expense, (iii) Parent, at any time when it believes that a claim for indemnification relates to or arises in connection with any criminal proceeding, indictment or investigation, may assume the defense and otherwise deal with such Third Party Claim in good faith with counsel of its choice, and be fully indemnified therefor, (iv) the Third Party Claim Indemnifier may not assume the defense of any Third Party Claim if an actual conflict of interest exists between the Third Party Claim Indemnifier and Third Party Claim Indemnified Party that precludes effective joint representation, and (v) the Third Party Claim Indemnified Party may take over the defense and prosecution of a Third Party Claim from the Third Party Claim Indemnifier if the Third Party Claim Indemnifier has failed or is failing to vigorously prosecute or defend such Third Party Claim; and provided, further, that the Third Party Claim Indemnifier may not enter into a settlement of any Third Party Claim without the written consent of the Third Party Claim Indemnified Party unless such settlement provides the Third Party Claim Indemnified Party with a full release from such Third Party Claim and requires no more than a monetary payment for which the Third Party Claim Indemnified Party is fully indemnified.

(c)           The parties will cooperate fully with each other in connection with the defense of any Third Party Claim.

10.4.       Survival of this Article X.  The provisions of this Article X shall survive the Merger

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Execuserve Corp.

By:	/s/ W. Thomas Eley
W. Thomas Eley, President

Compliance Systems Corporation

By:	/s/ Dean R. Garfinkel
Dean R. Garfinkel, President

CSC/Execuserve Acquisition Corp.

By:	/s/ Barry M. Brookstein
Barry M. Brookstein, President

/s/ W. Thomas Eley
W. Thomas Eley

/s/ James A. Robinson, Jr.
James A. Robinson, Jr.

/s/ Robin Rennockl
Robin Rennockl